Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2012 RESULTS

DALLAS, July 26, 2012-Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2012 results, updated several key full-year planning assumptions and increased its guidance for 2012 adjusted earnings per share.
Executive Summary

•
Second quarter 2012 net sales of $5.3 billion were even with the year-ago period. Organic sales rose 5 percent, driven by higher net selling prices and sales volumes. The organic growth was highlighted by a 9 percent increase in K-C International.

•	Diluted net income per share for the second quarter of 2012 was $1.26 versus $1.03 in 2011.

•
Second quarter adjusted earnings per share were $1.30 in 2012 compared to $1.18 in 2011. The improvement was driven by organic sales growth, cost savings and lower commodity costs, partially offset by increased marketing, research and general spending and unfavorable foreign currency exchange rates. Adjusted earnings per share in both periods exclude costs for pulp and tissue restructuring actions.

•	The company increased its full-year 2012 share repurchase target to $1.3 billion compared to its previous plan of $900 million to $1.1 billion, reflecting expectations for additional excess cash flow.

•
Adjusted earnings per share in 2012 are anticipated to be $5.05 to $5.20 versus the company's previous target of $5.00 to $5.15. Compared to its prior plan, the company expects higher organic sales growth, additional cost savings and lower commodity costs, partially offset by weaker foreign currency exchange rates, increased marketing, research and general expenses, and a higher share count. Adjusted earnings per share exclude costs for pulp and tissue restructuring actions.

Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered another very good quarter of results. We achieved 5 percent organic sales growth, led by excellent performance in K-C International. In addition, we generated a 240 basis point improvement in adjusted gross margin and delivered 10 percent growth in adjusted earnings per share. We also strengthened our brands by launching a number of innovations and increasing strategic marketing spending by $35 million. Lastly, we achieved $85 million of cost savings through our ongoing program and restructuring actions. Half way through the year, we are tracking ahead of our 2012 plan on most key financial metrics, and I'm encouraged by our execution in a continued volatile environment.”

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Falk added, “Looking ahead, we plan to build on our momentum from the first half of the year, with a continued focus on targeted growth initiatives, innovation, brand building, cost reduction and shareholder-friendly capital allocation. Accordingly, we are raising our full-year expectations for organic sales growth, cost savings and adjusted earnings per share. We're also increasing our marketing and administrative investments to support our growth plans. We continue to believe that execution of our Global Business Plan in 2012 and beyond will lead to strong returns to shareholders.”
Second Quarter 2012 Operating Results
Sales of $5.3 billion in the second quarter of 2012 were even with the year-ago period. Organic sales rose 5 percent, with higher net selling prices of more than 2 percent, increased sales volumes of 2 percent and slightly favorable product mix. Changes in foreign currency rates decreased sales by more than 3 percent and lost sales from exiting non-strategic products in conjunction with pulp and tissue restructuring actions reduced sales volumes by 1 percent.
Operating profit was $754 million in the second quarter of 2012, up 21 percent from $625 million in 2011. Adjusted operating profit was $773 million in the second quarter of 2012, an 8 percent increase compared to $715 million in the year-ago period. Adjusted results exclude costs for pulp and tissue restructuring actions of $19 million in 2012 and $90 million in 2011.
There were several factors affecting the year-over-year adjusted operating profit comparison, including benefits from organic sales growth and $70 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. In addition, deflation in key cost inputs was approximately $30 million overall versus 2011, driven by $55 million of lower fiber costs, partially offset by increases of $15 million for raw materials other than fiber and $10 million of higher distribution costs. On the other hand, lower production volumes in 2012 to manage inventory levels adversely affected operating profit comparisons by $20 million. In addition, overall marketing, research and general expenses increased versus the year-ago period. The higher spending included a $35 million increase in strategic marketing, primarily to support product innovations and targeted growth initiatives. Administrative and research spending also increased, in part to build further capabilities and support future growth. Foreign currency translation effects reduced operating profit by $20 million as a result of the weakening of several currencies relative to the U.S. dollar. Other (income) and expense, net was $18 million of income in the second quarter of 2012 compared to $8 million of income in the prior year. The change was driven by resolution of a legal matter in 2012, partially offset by a lower level of foreign currency transaction gains.
The company's effective tax rate was 31.0 percent for the second quarter of 2012 and 2011. The adjusted effective tax rate, which excludes the effects of the previously mentioned pulp and tissue restructuring, was 30.6 percent in the second quarter of 2012 and 31.5 percent in 2011. The company continues to expect that the effective tax rate and the adjusted effective tax rate for full-year 2012 will be between 30 and 32 percent.

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Kimberly-Clark's share of net income of equity companies in the second quarter of 2012 was $43 million compared to $47 million in 2011. At Kimberly-Clark de Mexico, S.A.B. de C.V., although organic sales increased at a double-digit rate, earnings were down somewhat, driven by a decline in the value of the Mexican peso and a higher effective tax rate.
Cash Flow and Balance Sheet
Cash provided by operations in the second quarter of 2012 totaled $740 million compared to $771 million in the prior year, as increased working capital was mostly offset by lower defined benefit pension plan contributions. Second quarter pension contributions totaled $1 million in 2012 and $150 million in 2011.
Capital spending for the second quarter of 2012 was $227 million compared with $201 million in 2011. The company continues to target full-year 2012 spending in a range of $1.0 to $1.1 billion. During the second quarter, the company repurchased approximately 2.5 million shares of its common stock at a cost of $200 million. Total debt and redeemable securities was $6.8 billion at June 30, 2012 compared with $6.7 billion at the end of 2011.
Second Quarter 2012 Business Segment Results
Personal Care Segment
Second quarter sales of $2.4 billion increased 3 percent. Sales volumes rose 4 percent and net selling prices improved 3 percent, while changes in currency rates reduced sales by 4 percent. Second quarter operating profit of $406 million increased 2 percent. The improvement included benefits from organic sales growth and cost savings, mostly offset by increased marketing, research and general expenses and unfavorable currency rates.
Sales in North America increased 2 percent. Net selling prices rose approximately 4 percent, driven by improved revenue realization for Huggies diapers and baby wipes, while overall sales volumes decreased about 1 percent. Child care and infant care volumes were down mid- and high-single digits, respectively, primarily reflecting category declines and modest consumer trade-down in infant care. Baby wipes volumes fell mid-single digits compared to strong year-ago performance. Adult care volumes rose high-single digits, including benefits from new Depend Real Fit and Silhouette briefs and new Poise Hourglass Shape Pads. Feminine care volumes were up high-single digits, with benefits from new U by Kotex products launched early in the second quarter.
Sales in Europe increased 1 percent, despite an unfavorable currency impact of approximately 9 percent. Sales volumes rose 12 percent, with growth in child care, Huggies baby wipes and non-branded offerings. Overall net selling prices fell 2 percent and product mix was off 1 percent.
Sales increased 5 percent in K-C International, despite an approximate 7 point drag from changes in currency rates. Sales volumes were up 8 percent, with high-single digit growth in each major region (Asia, Latin America, and the Middle East/Eastern Europe/Africa). Volume performance was strong in a number of markets, including Brazil, China, Russia, South Africa, Venezuela and Vietnam. Overall net selling prices improved 4 percent compared to the year-ago period, driven by increases in Latin America.

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Consumer Tissue Segment
Second quarter sales of $1.6 billion declined 5 percent. Changes in currency rates decreased sales by 3 percent and lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes by 3 percent. Organic sales rose more than 1 percent, as higher net selling prices of 3 percent were partially offset by lower volumes of about 1 percent. Second quarter operating profit of $219 million increased 27 percent and benefited from selling price increases, cost savings and input cost deflation. On the other hand, comparisons were negatively impacted by lower sales and production volumes, unfavorable currency rates and higher marketing, research and general expenses.
Sales in North America were down 4 percent compared to the prior year, including a 5 point negative impact from lost sales in conjunction with pulp and tissue restructuring actions. Net selling prices rose 5 percent, while organic sales volumes decreased 4 percent. Paper towel sales were up double digits due to higher volumes and Kleenex facial tissue sales were up mid-single digits, driven by higher selling prices. Bathroom tissue sales fell low-single digits, as lower volumes were partially offset by higher net selling prices. The volume comparison was impacted by sheet count reductions, strong year-ago shipments and competitive promotional activity.
Sales in Europe decreased 8 percent, including an unfavorable currency impact of 7 percent. Changes in product mix reduced sales 2 percent and net selling prices declined 1 percent, as economic conditions remain difficult. Sales volumes were up 2 percent.
Sales decreased 3 percent in K-C International. Currency rates were unfavorable by 6 percent and lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes by approximately 1 percent. On the other hand, net selling prices increased about 3 percent and product mix improved 2 percent, reflecting the company's strategies to improve net realized revenue and profitability.
K-C Professional (KCP) & Other Segment
Second quarter sales of $0.8 billion decreased 1 percent. Changes in currency rates reduced sales by 3 percent and lost sales in conjunction with pulp and tissue restructuring actions decreased sales volumes by 1 percent. Organic sales rose 3 percent, with higher volumes of 2 percent and increased net selling prices of 1 percent. Second quarter operating profit of $138 million increased 7 percent. The improvement was driven by organic sales growth, cost savings and input cost deflation, partially offset by higher marketing, research and general expenses and unfavorable currency rates.
Sales in North America rose 1 percent. Increased sales volumes and changes in product mix each improved sales by 1 percent, while net selling prices were down 1 percent. The volume increase was mostly attributable to higher washroom product volumes, reflecting modest improvement in market demand and benefits from innovation and selling initiatives.
Sales in Europe decreased 9 percent. Currency rates were unfavorable by 8 percent and lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes 4 percent. On the other hand, net selling prices increased 2 percent and organic sales volumes improved about 1 percent.

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Sales increased 2 percent in K-C International, despite a 6 point drag from changes in currency rates. Sales volumes were up 5 percent, driven by double-digit growth in Latin America. In addition, overall net selling prices rose 3 percent and product mix improved slightly.
Health Care Segment
Second quarter sales of $0.4 billion increased 5 percent. Sales volumes rose 6 percent, while currency rates reduced sales by 1 percent. Second quarter operating profit of $56 million increased 6 percent, driven by benefits from the higher sales volumes.
Surgical and infection prevention (medical supply) volumes rose at a mid-single digit rate, with solid gains in exam gloves and surgical products. Medical device volumes increased double digits, led by strong growth in digestive health and airway management products.
Pulp and Tissue Restructuring Actions
In January of 2011, the company initiated a pulp and tissue restructuring in order to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses. In addition, in January of 2012, the company decided to streamline an additional facility in North America to further enhance the profitability of the consumer tissue business. Total charges for the restructuring actions are expected to be incurred through the end of 2012 and amount to $385 to $420 million after tax ($550 to $600 million pre-tax). Cash costs are projected to be 30 to 40 percent of the total charges. As a result of the restructuring actions, versus the 2010 baseline, the company expects that by 2013 annual net sales will decrease by $250 to $300 million, and that operating profit will increase by at least $75 million in 2013 and at least $100 million in 2014. These estimates are unchanged from the projections announced in January 2012.
Second quarter 2012 restructuring charges totaled $16 million after tax ($19 million pre-tax), bringing cumulative charges to $329 million after tax ($469 million pre-tax). Second quarter 2012 operating profit benefits from restructuring actions were $15 million, bringing cumulative benefits to $35 million.
Year-To-Date Results
For the first six months of 2012, sales of $10.5 billion increased 2 percent. Organic sales rose 5 percent, with higher net selling prices of 3 percent and increased sales volumes of 2 percent. Changes in foreign currency rates decreased sales by 2 percent and lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes by 1 percent. Year-to-date operating profit of $1,454 million increased 24 percent compared to $1,169 million in 2011. Adjusted operating profit in 2012 of $1,508 million increased 10 percent compared to $1,373 million in 2011. Adjusted operating profit comparisons benefited from organic sales growth and FORCE cost savings of $130 million. These benefits were partially offset by increased marketing, research and general expenses, including $80 million in higher strategic marketing spending. Administrative and research spending also increased, in part to build further capabilities and support future growth. In addition, foreign currency translation effects reduced

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operating profit by $25 million as a result of the weakening of several currencies relative to the U.S. dollar. Through six months, diluted net income per share was $2.43 in 2012 and $1.89 in 2011. Adjusted earnings per share were $2.54 in 2012 and $2.27 in 2011. The increase in adjusted earnings per share was primarily due to higher adjusted operating profit.
Adjusted operating profit and adjusted earnings per share in 2012 and 2011 exclude charges for pulp and tissue restructuring actions. In addition, adjusted results in 2011 exclude a non-deductible charge in the first quarter as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. Additional detail on these items and further information about why the company uses these non-GAAP financial measures are provided later in this news release.
2012 Outlook
The company updated several of its key planning and guidance assumptions for full-year 2012, as follows:

•	Net sales increase of 0 to 1 percent, consistent with previous expectations.

•
Organic net sales are expected to grow 4 to 5 percent compared to the prior assumption of 3 to 4 percent. Organic volumes are anticipated to increase 2 to 3 percent versus the previous expectation of 1 to 2 percent. The higher assumption is primarily due to additional growth in K-C International, partially offset by slightly lower volumes in North America. The company continues to expect that the combination of higher net selling prices and improved product mix should contribute 2 points of additional growth.

•
As a result of weakening of most foreign currency exchange rates relative to the U.S. dollar, changes in currency rates are expected to decrease sales by 3 percent versus the previous estimate for a decrease of 2 percent.

•	Lost sales as a result of pulp and tissue restructuring actions should reduce sales by 1 percent, unchanged from prior expectations.

•
Cost savings from the company's FORCE program should total at least $250 million, up from the prior target range of $150 to $200 million. The increase reflects additional benefits from programs to reduce sourcing and supply chain costs.

•
The impact of changes in key commodity costs is expected to be between $0 and $100 million of deflation, compared to the previously estimated range of $50 million of inflation to $50 million of deflation.

•
Overall pulp costs are expected to be somewhat lower than previously expected. While eucalyptus pulp costs are generally tracking in line with prior expectations, the company has reduced its assumption for full-year average market pricing for benchmark northern softwood pulp to $880 to $895 per metric ton (previous assumption $915 to $930 per metric ton).

•	Total costs for non-fiber raw materials and distribution expenses are anticipated to be somewhat lower than originally projected. The company has decreased its full-year

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average oil price assumption to $90 to $95 per barrel (previous assumption $100 to $110 per barrel). This implies oil prices in the second half of 2012 in the low $80's to low $90's per barrel.

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Total marketing, research and general expenses are expected to increase ahead of sales growth and somewhat faster than previously anticipated. This includes additional strategic marketing and administrative investments to support growth initiatives and improve capabilities.

•
Share repurchases are expected to total $1.3 billion, subject to market conditions. This is above the company's previous plan for repurchases in a range of $900 million to $1.1 billion and reflects expectations for additional excess cash flow compared to prior assumptions, including proceeds from stock option exercises. Nonetheless, although the average diluted share count for the year is expected to be lower than 2011's average, it is anticipated to be higher than previously planned, driven by stock option exercises.

•
Adjusted earnings per share are expected to be $5.05 to $5.20, up 5 to 8 percent compared to adjusted earnings per share of $4.80 in 2011. The company's previous target for 2012 adjusted earnings per share was $5.00 to $5.15.

Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures.

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:

•
Pulp and tissue restructuring charges. In January 2011, the company initiated a pulp and tissue restructuring to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.  In addition, in January 2012, the company decided to streamline an additional facility in North America to further enhance the profitability of the consumer tissue business. The restructuring actions are expected to be completed by December 31, 2012. Pulp and tissue restructuring charges were excluded from the calculation of the company's earnings and earnings per share, gross and operating profit and the effective tax rate, calculated in accordance with GAAP, for the three and six months ended June 30, 2012 and June 30, 2011, the full year earnings and earnings per share for 2011, and the estimated full year earnings per share and estimated effective tax rate for 2012.

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Non-deductible business tax charge in Colombia due to legislative change. The company recorded a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. This assessment covers the period from 2011 through 2014 and impacted results for both our consolidated operations and our equity company in Colombia. This item was excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the six months ended June 30, 2011 and the full year earnings and earnings per share for 2011.

In accordance with the SEC's requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lost sales in conjunction with pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors' understanding of the company's performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company's ongoing results of operations. Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our businesses and our results of operations. Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.

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These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 140 year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the business outlook, including anticipated financial and operating results, share repurchases, cash flow and uses of cash, sales volumes, revenue realization, cost savings and reductions, marketing, research, innovation and other spending, the anticipated costs, scope, timing and financial and other effects of restructuring actions, anticipated currency rates and exchange risks, raw material, energy and other input costs, changes in finished product selling prices, market demand and economic conditions, share count, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no

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obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2011 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended June 30
	2012	2011	Change
Net sales	$5,269	$5,259	+0.2%
Cost of products sold	3,514	3,702	-5.1%
Gross profit	1,755	1,557	+12.7%
Marketing, research and general expenses	1,019	940	+8.4%
Other (income) and expense, net	(18)	(8)	+125.0%
Operating profit	754	625	+20.6%
Interest income	5	4	+25.0%
Interest expense	(71)	(71)	—
Income before income taxes and equity interests	688	558	+23.3%
Provision for income taxes	(213)	(173)	+23.1%
Income before equity interests	475	385	+23.4%
Share of net income of equity companies	43	47	-8.5%
Net income	518	432	+19.9%
Net income attributable to noncontrolling interests	(20)	(24)	-16.7%
Net income attributable to Kimberly-Clark Corporation	$498	$408	+22.1%

Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$1.26	$1.03	+22.3%

COMMON SHARES INFORMATION
	June 30
	2012	2011
Outstanding shares as of	394.6	392.2
Average diluted shares for three months ended	396.5	396.0

Cash dividends declared per share for three months ended	$0.74	$0.70

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Six Months Ended June 30
	2012	2011	Change
Net sales	$10,510	$10,288	+2.2%
Cost of products sold	7,051	7,268	-3.0%
Gross profit	3,459	3,020	+14.5%
Marketing, research and general expenses	2,015	1,861	+8.3%
Other (income) and expense, net	(10)	(10)	—
Operating profit	1,454	1,169	+24.4%
Interest income	9	8	+12.5%
Interest expense	(142)	(135)	+5.2%
Income before income taxes and equity interests	1,321	1,042	+26.8%
Provision for income taxes	(398)	(325)	+22.5%
Income before equity interests	923	717	+28.7%
Share of net income of equity companies	82	87	-5.7%
Net income	1,005	804	+25.0%
Net income attributable to noncontrolling interests	(39)	(46)	-15.2%
Net income attributable to Kimberly-Clark Corporation	$966	$758	+27.4%

Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$2.43	$1.89	+28.6%

COMMON SHARES INFORMATION
	June 30
	2012	2011
Average diluted shares for six months ended	396.8	400.7

Cash dividends declared per share for six months ended	$1.48	$1.40

Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2012
	As Reported	Pulp and Tissue Restructuring Charges	As Adjusted Non-GAAP
Cost of products sold	$3,514	$18	$3,496
Gross profit	1,755	(18)	1,773
Marketing, research and general expenses	1,019	1	1,018
Operating profit	754	(19)	773
Income before income taxes and equity interests	688	(19)	707
Provision for income taxes	(213)	3	(216)
Effective tax rate	31.0%	—	30.6%
Income before equity interests	475	(16)	491
Net income	518	(16)	534
Net income attributable to Kimberly-Clark Corporation	498	(16)	514
Diluted earnings per share	1.26	(0.04)	1.30

	Three Months Ended June 30, 2011
	As Reported	Pulp and Tissue Restructuring Charges	As Adjusted Non-GAAP
Cost of products sold	$3,702	$85	$3,617
Gross profit	1,557	(85)	1,642
Marketing, research and general expenses	940	5	935
Operating profit	625	(90)	715
Income before income taxes and equity interests	558	(90)	648
Provision for income taxes	(173)	31	(204)
Effective tax rate	31.0%	—	31.5%
Income before equity interests	385	(59)	444
Net income	432	(59)	491
Net income attributable to Kimberly-Clark Corporation	408	(59)	467
Diluted earnings per share	1.03	(0.15)	1.18

Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2012
	As Reported	Pulp and Tissue Restructuring Charges	As Adjusted Non-GAAP
Cost of products sold	$7,051	$53	$6,998
Gross profit	3,459	(53)	3,512
Marketing, research and general expenses	2,015	1	2,014
Operating profit	1,454	(54)	1,508
Income before income taxes and equity interests	1,321	(54)	1,375
Provision for income taxes	(398)	14	(412)
Effective tax rate	30.1%	—	30.0%
Income before equity interests	923	(40)	963
Share of net income of equity companies	82	—	82
Net income	1,005	(40)	1,045
Net income attributable to Kimberly-Clark Corporation	966	(40)	1,006
Diluted earnings per share(a)	2.43	(0.10)	2.54

	Six Months Ended June 30, 2011
	As Reported	Pulp and Tissue Restructuring Charges	Business Tax Charge	As Adjusted Non-GAAP
Cost of products sold	$7,268	$167	$—	$7,101
Gross profit	3,020	(167)	—	3,187
Marketing, research and general expenses	1,861	5	32	1,824
Operating profit	1,169	(172)	(32)	1,373
Income before income taxes and equity interests	1,042	(172)	(32)	1,246
Provision for income taxes	(325)	56	—	(381)
Effective tax rate	31.2%	—	—	30.6%
Income before equity interests	717	(116)	(32)	865
Share of net income of equity companies	87	—	(3)	90
Net income	804	(116)	(35)	955
Net income attributable to Kimberly-Clark Corporation	758	(116)	(35)	909
Diluted earnings per share	1.89	(0.29)	(0.09)	2.27

(a) The sum of the diluted earnings per share shown for “Pulp and Tissue Restructuring Charges” and “As Adjusted Non-GAAP” does not equal “As Reported” as a result of rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
(Millions)

PRELIMINARY BALANCE SHEET DATA
	June 30 2012	December 31 2011
Assets
Cash and cash equivalents	$994	$764
Accounts receivable, net	2,681	2,602
Inventories	2,368	2,356
Total current assets	6,592	6,283
Total assets	19,596	19,373

Liabilities and Stockholders' Equity
Trade accounts payable	$2,371	$2,388
Debt payable within one year	572	706
Total current liabilities	5,133	5,397
Long-term debt	5,695	5,426
Redeemable preferred and common securities of subsidiaries	547	547
Total stockholders’ equity	5,724	5,529

PRELIMINARY CASH FLOW DATA
	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Depreciation and amortization	$214	$287	$432	$530
Cash provided by operations	740	771	1,325	1,021
Capital spending	227	201	486	435
Cash used for investing	221	214	472	432
Cash dividends paid	290	280	567	549
Cash used for financing	303	261	638	593

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2012	2011	Change	2012	2011	Change
NET SALES

Personal Care	$2,415	$2,341	+3.2%	$4,782	$4,528	+5.6%
Consumer Tissue	1,588	1,669	-4.9%	3,247	3,343	-2.9%
K-C Professional & Other	839	846	-0.8%	1,636	1,614	+1.4%
Health Care	411	391	+5.1%	816	779	+4.7%
Corporate & Other	16	12	N.M.	29	24	N.M.
Consolidated	$5,269	$5,259	+0.2%	$10,510	$10,288	+2.2%

OPERATING PROFIT

Personal Care	$406	$400	+1.5%	$805	$789	+2.0%
Consumer Tissue	219	173	+26.6%	436	323	+35.0%
K-C Professional & Other	138	129	+7.0%	263	233	+12.9%
Health Care	56	53	+5.7%	109	103	+5.8%
Corporate & Other(a)(b)	(83)	(138)	N.M.	(169)	(289)	N.M.
Other (income) and expense, net	(18)	(8)	+125.0%	(10)	(10)	—
Consolidated	$754	$625	+20.6%	$1,454	$1,169	+24.4%

(a)	For the three months ended June 30, 2012 and 2011, Corporate & Other includes charges related to the pulp and tissue restructuring actions of $19 million and $90 million, respectively.

(b)
For the six months ended June 30, 2012 and 2011, Corporate & Other includes charges related to the pulp and tissue restructuring actions of $54 million and $172 million, respectively. In addition, for the six months ended June 30, 2011, Corporate & Other includes a non-deductible business tax charge of $32 million related to a law change in Colombia.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2012
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	0.2	2	(1)	1	2	—	(3)
Personal Care	3.2	4	—	4	3	—	(4)
Consumer Tissue	(4.9)	(1)	(3)	(4)	3	(1)	(3)
K-C Professional & Other	(0.8)	2	(1)	1	1	—	(3)
Health Care	5.1	6	—	6	—	—	(1)

	Six Months Ended June 30, 2012
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	2.2	2	(1)	1	3	—	(2)
Personal Care	5.6	5	—	5	3	—	(2)
Consumer Tissue	(2.9)	(2)	(3)	(5)	4	—	(2)
K-C Professional & Other	1.4	2	(1)	1	1	1	(2)
Health Care	4.7	5	—	5	—	1	(1)

(a) Lost volume related to the pulp and tissue restructuring actions.
(b) Mix/Other includes rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2012

ESTIMATED FULL YEAR 2012 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.05	-	$5.20
Adjustment for charges related to the pulp and tissue restructuring actions	(0.33)	-	(0.24)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$4.72	-	$4.96

FULL YEAR 2011 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$4.80
Adjustment for charges related to the pulp and tissue restructuring actions	(0.73)
Adjustment for non-deductible business tax charge related to law change in Colombia	(0.09)
Rounding	0.01
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$3.99

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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